                                                                    EXHIBIT 99.1


PRESS RELEASE
Contact:  William W. Moreton
          Chief Financial Officer
Phone:    (314) 633-7123



     PANERA BREAD REPORTS SYSTEM-WIDE COMPARABLE BAKERY-CAFE SALES INCREASED
                  5.6% FOR THE FOUR WEEKS ENDED APRIL 20, 2002

St. Louis, MO, May 9, 2002 - Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales (excluding specialty bakery-cafes and closed locations) increased 5.6% for the four weeks ended April 20, 2002. The breakdown between company-owned and franchised bakery-cafes is as follows:

                         For the 4 weeks                  For the 16 weeks
                       ended April 20, 2002              ended April 20, 2002
                       --------------------              --------------------
Company-owned                 4.1%                              5.3%
Franchised                    6.3%                              5.6%
Total System                  5.6%                              5.5%

Average system-wide weekly sales (excluding specialty bakery-cafes and closed locations) increased 5.5% to $34,376 for the four weeks ended April 20, 2002, compared to $32,585 for the four weeks ended April 21, 2001. Average system-wide weekly sales (excluding specialty bakery-cafes and closed locations) increased 5.9% to $34,264 for the sixteen weeks ended April 20, 2002, compared to $32,345 for the sixteen weeks ended April 21, 2001.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the company's website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company's anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words "believe", "positioned", "estimate", "project", "target", "continue", "will", "intend", "expect", "future", "anticipates", and similar expressions express management's present belief, expectations or intentions regarding the Company's future performance. The Company's actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company's SEC reports, including its Form 10-K for the year ended December 29, 2001.



                                       1